Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 3 to the Registration Statement of Soligenix, Inc. on Form S-1 (No. 333-184762) to be filed on or about June 12, 2013 of our report dated February 25, 2013, on our audits of the consolidated financial statements as of December 31, 2012 and 2011 and for each of the years in the two-year period ended December 31, 2012. We also consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-1.

/s/ EisnerAmper LLP

Jenkintown, Pennsylvania
June 12, 2013